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                                                                   EXHIBIT 12.01

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                                                   Years Ended December 31,
                                                                   --------------------------------------------------------------
Dollars in millions                                                1999          1998          1997          1996         1995
---------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income from continuing operations before income taxes
   and cumulative effect of change in accounting principles       $ 4,496       $ 1,316       $ 1,820       $ 3,064       $ 1,820
 Add fixed charges (see below)                                      9,778        11,523        10,626         8,265         8,890
 Other adjustments                                                      0             0             0             1             0
                                                                  -------       -------       -------       -------       -------
Earnings as defined                                               $14,274       $12,839       $12,446       $11,330       $10,710
                                                                  =======       =======       =======       =======       =======


Fixed charges from continuing operations:
  Interest expense                                                $ 9,681       $11,466       $10,530       $ 8,175       $ 8,797
  Other adjustments                                                    97            57            96            90            93
                                                                  -------       -------       -------       -------       -------
Fixed charges from continuing operations as defined               $ 9,778       $11,523       $10,626       $ 8,265       $ 8,890
                                                                  =======       =======       =======       =======       =======

Ratio of earnings to fixed charges                                   1.46          1.11          1.17          1.37          1.20
                                                                  =======       =======       =======       =======       =======


NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income before income taxes and cumulative effect of change in accounting principles and fixed charges.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.